[ARTICLE] 5
[MULTIPLIER]   1,000

Part II.  Other information,   Item 6a.


                             Arthrocare CORPORATION
                                  EXHIBIT 11.1
                        COMPUTATION OF NET LOSS PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)

                                        Three Months Ended              Nine Months Ended
                                       ---------------------------    ---------------------------
                                       September 27, September 28,    September 27, September 28,
                                            1997          1996             1997          1996
                                       ------------- -------------    ------------- -------------
Weighted average common shares
   outstanding for the period                 8,812         8,714            8,801         4,940

Common equivalent shares pursuant to
   Staff Accounting Bulletin No. 83          --            --               --             3,117
                                       ------------- -------------    ------------- -------------
Shares used in per share calculation          8,812         8,714            8,801         8,057
                                       ============= =============    ============= =============

Net loss                                    ($1,900)      ($1,932)         ($6,056)      ($5,410)
                                       ============= =============    ============= =============

Net loss per share                           ($0.22)       ($0.22)          ($0.69)       ($0.67)
                                       ============= =============    ============= =============
